Exhibit 1.1

« TENARIS S.A. »

Société anonyme

Luxembourg

R.C.S. Luxembourg, section B numéro 85.203

STATUTS COORDONNES à la date du 2 mai 2012

Title 1. Name and Legal Structure, Corporate Object, Registered Office, Duration

Article 1. Name and Legal Structure. TENARIS S.A. is a société anonyme governed by these Articles of Association and by the applicable laws and regulations of the Grand Duchy of Luxembourg.

Article 2. Corporate Object. The object of the Company is the business directly or indirectly related to the taking of interests, in any form whatsoever, in Luxembourg or foreign corporations or other business entities, the administration, management, control and development thereof.

The Company may use its resources to organize, manage, enhance in value and liquidate a portfolio consisting of any kind of securities, patents and pertaining licenses, to participate in the organization, development and control of any business entity to acquire by way of capital contribution, subscription, underwriting, option, purchase or in any manner whatsoever any kind of securities, patents and pertaining licenses as well as to sell, transfer, exchange or otherwise, to enhance in value such securities, patents and rights through any person and in any manner whatsoever, and to afford to companies in which it has an interest any assistance, loans, advances or guarantees.

The Company may raise money in order to finance its activities through the private or public issue of loans, notes, bonds, debentures or other similar instruments or equity certificates denominated in any currency (and may pledge part or all of its assets to secure any money so raised).

In general, the Company may carry out any permitted activities which it may deem appropriate or necessary for the accomplishment of its corporate object.

Article 3. Registered Office. The registered office is established in Luxembourg-City.

The registered office may be transferred within the same locality by decision of the Board of Directors.

The Board of Directors may establish branches or offices abroad.

Whenever there shall occur or be imminent extraordinary political, economic or social developments of any kind likely to jeopardize the normal functioning of the registered office or easy communication between such office and the outside world, the registered office may be declared temporarily, and until the complete termination of such unusual conditions, transferred abroad, without affecting the nationality of the Company, which, notwithstanding such temporary transfer of the registered office, shall remain that of Luxembourg. Such declaration of transfer of the registered office shall be made and brought to the knowledge of third parties by one of the executive bodies of the Company authorized to bind it for acts of current and daily management.

Article 4. Duration. The Company shall be constituted for an unlimited duration.

Title II.- Share Capital

Article 5. Share Capital. The share capital of the Company is set at one billion one hundred and eighty million five hundred and thirty six thousand eight hundred and thirty US dollars (USD 1,180,536,830), represented by one billion one hundred and eighty million five hundred and thirty six thousand eight hundred and thirty (1,180,536,830) shares with a par value of one US dollar (USD 1) per share.

The authorized capital of the Company shall be two billion five hundred million US dollars (USD 2,500,000,000.-), including the issued share capital, represented by two billion five hundred million (2,500,000,000) shares with a par value of one US dollar (USD 1.-) per share.

The board of directors, or any delegate(s) duly appointed by the board of directors, may from time to time, for a period starting on the date of the Extraordinary General Meeting of Shareholders held on 2nd May 2012 and ending on the fifth anniversary of the date of the publication in the Mémorial of the deed recording the minutes of such Extraordinary General Meeting of Shareholders, issue shares within the limits of the authorized share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the board of directors, or its delegate(s), may in its or their discretion resolve.

The Extraordinary General Meeting of Shareholders held on 2nd May 2012 has authorised the board of directors, for a period starting on the date of such Extraordinary General Meeting of Shareholders and ending on the fifth anniversary of the date of the publication in the Mémorial of the deed recording the minutes of such Extraordinary General Meeting of Shareholders, to waive, suppress or limit any pre-emptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital, and has waived any pre-emptive subscription rights provided for by law and related procedures.

Notwithstanding the waiver of any preemptive subscription rights provided for by law and related procedures, by provision of the present Articles of Association, any issuance of shares within the limits of the authorized share capital shall be subject to the pre-emptive subscription rights of the then existing shareholders, except in the following cases (in which cases no pre-emptive subscription rights shall apply):

(i) any issuance of shares (including, without limitation, the direct issuance of shares or upon the exercise of options, rights convertible into shares, or similar instruments convertible or exchangeable into shares) against a contribution other than in cash; and

(ii) any issuance of shares (including by way of free shares or at discount), up to an amount of 1.5% of the issued share capital of the Company, to directors, officers, agents, employees of the Company, its direct or indirect subsidiaries, or its affiliates (collectively, the “Beneficiaries”), including, without limitation, the direct issuance of shares or upon the exercise of options, rights convertible into shares, or similar instruments convertible or exchangeable into shares, issued for the purpose of compensation or incentive of the Beneficiaries or in relation thereto (which the board of directors shall be authorized to issue upon such terms and conditions as it deems fit).

Any issuance of shares within the authorized share capital must be recorded by notarial deed and this Article 5 must be amended accordingly.

Each share entitles the holder thereof to cast one vote at any shareholders’ meeting, subject to applicable law.

The board of directors may authorize the issuance of bonds which may be but are not required to be, convertible into registered shares, in such denominations and payable in such monies as it shall determine in its discretion. The board of directors shall determine the type, price, interest rates, terms of issuance and repayment and any other conditions for such issues. A register of registered bonds shall be held by the Company.

Article 6. Shares. The shares shall be in registered form. The board of directors may issue registered share certificates.

The shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries. The shares held in deposit or on an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary. The depositor whose shares are held through such fungible securities accounts shall have the same rights and obligations as if his shares were recorded in the registered share register of the Company.

Transfer of registered shares, carried in the registered share register and which are not held through fungible securities accounts, shall be effected by a written declaration of transfer signed by the transferor and the transferee or by their attorneys. The board of directors may accept and enter in the register a transfer on the basis of any appropriate document(s) recording the transfer between the transferor and the transferee.

For the exercise of rights against it as well as for the exercise of rights to vote at general meetings and all rights conferred upon the shareholders, the Company shall recognize only one single owner per share. If there are several owners of a share, the company shall be entitled to suspend the exercise of the rights attached thereto until one person is designated as being the owner of such share with regard to the Company or until a single representative of the owners representing them towards the Company has been appointed.

The rights and obligations attached to any share shall pass to any transferee thereof.

All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company.

Article 7. Changes of Share Capital. The subscribed and the authorized capital of the Company may be increased or reduced by decision of the shareholders in general meeting whose resolutions shall be taken in the manner required for the amendment of the Articles.

Title III.- Management, Supervision

Article 8. Board of Directors. The Company shall be managed by a board of directors consisting of a minimum of three (3) members and a maximum of fifteen (15) members appointed by the general meeting. In case the shares of the Company are listed on a regulated market, the minimum number of directors shall be five (5). The terms of their office shall not exceed one (1) year; they may be reappointed and dismissed at any time, with or without cause.

In the case of a vacancy in any position as director, the remaining directors shall have the right to temporarily fill such vacancy by a majority vote; in such case the next general meeting shall be called upon to ratify such election.

Any director elected in replacement of another, whose term of office has not expired, shall complete the term of office of the director whom he replaces.

Article 9. Procedure. The board of directors shall elect a chairman from among its members and, if considered appropriate, one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet as often as required by the interests of the Company and at least four (4) times per year, upon notice by the chairman or by two (2) directors, either at the registered office or at any other place indicated in the notice, under the chairmanship of the chairman or, if the latter is prevented from attending, under the chairmanship of the (any) vice-chairman or of the director chosen among his colleagues.

The board of directors may deliberate and act validly only if a majority of its members in office are present in person or by proxy.

Board of directors meetings can be validly held by means of telephonic conference call, video conference or any other means genuinely allowing for the participation, interaction and intercommunication of the attending directors.

Any director who is prevented or absent may give a proxy in writing, telegram or facsimile, to one of his colleagues on the board to represent him at the meetings of the board and to vote in his place and stead.

All decisions shall be taken by a majority of votes of those present or represented; in case of a tie the chairman has a casting vote.

Written decisions, signed by all the directors, are proper and valid as though they had been taken at a meeting of the board of directors duly convened and held. Such a decision can be documented by several separate instruments having the same tenor, each signed by one or more directors.

The Board of Directors may appoint a secretary and one or more assistant secretaries and determine their responsibilities, powers and authorities. These secretaries and assistant secretaries need not be members of the Board of Directors.

Article 10. Minutes of the Board. The proceedings of the board of directors shall be set forth in minutes signed by either (i) the chairman of the board of directors or the chairman of the meeting, together with the secretary of the board of directors, or (ii) a majority of the persons present at the meeting.

Copies of these minutes, or excerpts thereof, as well as any other document of the Company, may be certified by the chairman of the board of directors, the chairman of the relevant meeting, any member of the board of directors, the secretary of the board of directors, or any assistant secretary of the board of directors».

Article 11. Powers. The board of directors is invested with the broadest powers to act on behalf of the Company and accomplish or authorize all acts and transactions of management and disposal which are within its corporate purpose and which are not specifically reserved to the general meeting.

The Company will be bound by the joint signature of two directors or the sole signature of any persons to whom such signatory power shall be delegated by the board of directors or by any two directors.

The board of directors is invested with the power to interpret and apply the present Articles of Association and to issue guidelines and rules for that purpose.

Within the limits of applicable law, the board of directors may: 1. delegate to one or more persons, whether or not members of the board of directors, the powers necessary to carry out its decisions and to provide day-to-day management; provided that the approval of material transactions with related parties shall not be delegated and the opinion of the Audit Committee on such material transactions shall be taken into consideration prior to their approval by the board of directors;

2. confer to one or more persons, whether or not members of the board of directors, the powers deemed to be appropriate for the general technical, administrative and commercial management of the Company;

3. constitute an Audit Committee, made up by directors, determining its function and authority;

4. constitute any committee, the members of which may be selected either from among the directors or outside thereof, and determine their functions and authority.

The board may authorize all substitutions in the powers it may confer or has conferred.

In case the shares of the Company are listed on a regulated market, the Company shall have an Audit Committee composed of three members, two of which, at least, shall qualify as Independent Directors. The members of the Audit Committee shall not be eligible to participate in any incentive compensation plan for employees of the Company or any of its subsidiaries. The Audit Committee shall (I) assist the board of directors in fulfilling its oversight responsibilities relating to the integrity of the financial statements of the Company, the Company’s system of internal controls and the independence and performance of the Company’s internal and independent auditors. It shall also perform the other duties entrusted to it by the board of directors, particularly as regards relations with the independent auditor and (II) review material transactions between the Company or its subsidiaries with related parties to determine whether their terms are consistent with market conditions or are otherwise fair to the Company and its subsidiaries. To that end, (A) the term «material» shall mean (a) any transaction, or series of transactions within the period of one year prior to the determination, by which the Company or any of its subsidiaries would be required to pay or would receive aggregate sums in excess of 1.5% of the Company’s consolidated net sales made in the fiscal year preceding the year on which the determination is made or (b) any corporate reorganization transaction (including a merger, spin-off or bulk transfer of a business) affecting the Company or any of its subsidiaries for the benefit of or involving also a related party;

and (B) the term «related party» shall mean any of the following persons in relation to the Company or the subsidiaries of the Company: (i) a member of the board of directors of the Company or of any of the subsidiaries; (ii) any company or person that controls directly or indirectly the Company or is a member of the board of directors of a company controlling directly or indirectly the Company; (iii) any company or person that holds a significant interest in the equity of the Company or of a subsidiary of the Company; (iv) spouses, parents, siblings or relatives up to the third degree of any person referred to in (i), (ii) or (iii); and (v) companies in whose equity the persons referred in (i) and (iii) hold a significant interest.

The board of directors shall appoint one of the members of the Audit Committee as its Chairman. The Audit Committee shall report to the board of directors on its activity and the adequacy of the internal control system once a year, at the time the annual accounts are approved.

For the purpose of the present Articles of Association, the term «Independent Director» shall mean a director who: (i) is not, and has not been employed by the Company or its subsidiaries in an executive capacity, within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon;

(ii) is not a person that directly or indirectly controls the Company and is not a member of the board of directors of a company controlling directly or indirectly the Company;

(iii) has not (and is not affiliated with a company or a firm that has) a significant business relationship with the Company, its subsidiaries or the person that directly or indirectly controls the Company;

(iv) is not, and has not been affiliated with or employed by a (present or former) auditor of the Company, its subsidiaries or the person that directly or indirectly controls the Company, within the five years immediately prior to the annual meeting at which the nominees of the board of directors will be voted upon;

(v) is not a spouse, parent, sibling or relative up to the third degree of any person above described from (i) to (v).

Article 12. Directors’ Remuneration. The remuneration of the board of directors will be decided by the general meeting.

The Company shall, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against all costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that his conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, wilful misconduct, fraud, dishonesty or any other criminal offence. Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification hereunder, if he settles such action, suit or proceeding in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company and if notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement.

Article 13. Auditors. The annual accounts of the Company shall be audited by auditors or audit firms in accordance with applicable law, appointed by the general meeting of shareholders. The general meeting shall determine their number and the term of their office which shall not exceed one (1) year. They may be reappointed and dismissed at any time.

Title IV.- General Meetings

Article 14. Powers. The general meeting, duly constituted, represents all of the shareholders. It has the broadest powers to carry out or ratify acts of concern to the Company.

Article 15. Date and Place. The annual general meeting shall meet each year in Luxembourg at the place indicated in the notices of meeting on the first Wednesday of May at 9:30 a.m. If such day falls on a legal or banking holiday in Luxembourg, the general shareholders meeting shall be held on the first business day thereafter.

The general Meetings, including the annual general meeting, may be held in a foreign country whenever there occur circumstances of force majeure as determined by the board of directors in its discretion. In such event, the terms and conditions necessary to provide proper deliberations and publications will continue to be those provided for by the laws of Luxembourg.

Article 16. Notices of Meeting. The board of directors shall convene all general meetings.

The convening notice for any ordinary or extraordinary general meeting shall comply with the requirements (including as to content and publicity) established by applicable law. For so long as the shares or other securities of the Company are listed on a regulated market, the notice of a general meeting of shareholders shall comply with the requirements (including as to content and publicity) and follow the customary practices in such market.

Article 17. Admission. Admission to a general meeting of shareholders shall be governed by applicable Luxembourg law and the present Articles of Association. For as long as the shares or other securities of the Company are listed on a regulated market within the European Union, participation in a general meeting shall inter alia be subject to the relevant shareholder holding shares of the Company on the fourteenth day (14th) midnight central European time prior to the meeting (unless otherwise provided for by applicable law).

The board of directors may determine other conditions that must be satisfied by shareholders in order to participate in a general meeting in person or by proxy, including with respect to deadlines for submitting supporting documentation to or for the Company.

Article 18. Procedure. Every general meeting will be presided over by the chairman pro tempore appointed by the general meeting. The general meeting will appoint a scrutineer who shall keep the attendance list.

The board of the general meeting so constituted shall designate the secretary.

Irrespective of the agenda, the board of directors may adjourn any ordinary or extraordinary general meeting in accordance with the formalities and time limits stipulated for by law.

Article 19. Vote and Minutes. Subject to applicable law, resolutions at ordinary general meetings will be passed by the simple majority of the votes validly cast, irrespective of the number of shares present or represented.

Extraordinary general meetings may not validly deliberate on proposed amendments to the Articles of Association unless at least half of the issued share capital is represented, unless otherwise provided for by applicable law. If the required quorum is not reached at a first meeting, a second meeting may be convened in accordance with the present Articles of Association and applicable law and such second meeting shall validly deliberate regardless of the number of shares represented.

Resolutions as to amendments to the Articles of Association shall be adopted by two-thirds majority of the votes validly cast, unless otherwise provided for by applicable law.

The nationality of the Company may be changed and the commitments of its shareholders may be increased only with the unanimous consent of all the shareholders and bondholders, if any.

To the extent that no shareholder requests a full account of the voting at the general meeting, the Company may establish the voting results only to the extent needed to ensure that the required majority is reached for each matter submitted to the general meeting.

Minutes of the general meetings shall be signed by the members of the bureau of the meeting. Copies or excerpts of the minutes may be certified by the chairman of the board of directors, the chairman of the relevant meeting, any member of the board of directors, the secretary of the board of directors, or any assistant secretary of the board of directors.

Title V.- Financial Year, Distributions

Article 20. Financial Year. The financial year will run from the first (1st) of January of each year until the thirty-first (31st) of December of the same year.

Each year, the management will cause an inventory to be drawn up with current and fixed assets together with all debts and liabilities of the Company, accompanied by an annex containing a summary of all corporate commitments and all debts of the directors towards the Company.

The management will prepare the balance sheet, the profit and loss statement and the notes to the accounts and remit those documents within the legal time limit to the auditors.

Copy of the annual accounts, the auditor’s report on such annual accounts and such other documents required by law shall be made available to shareholders in compliance with applicable law.

Article 21. Distributions. The surplus after deduction of charges and amortizations represents the net profit at the disposal of the general meeting for free allocation.

The board of directors may initiate dividend installments out of profits, share premium or any other available reserves, in accordance with applicable law.

Dividends or other distributions decided by the general meeting as well as interim dividends or other distributions for the current financial year decided by the board of directors in accordance with the law, are paid at the periods and places fixed by the board of directors.

The Company may be discharged of its obligation in respect of such distributions by transferring funds to a depositary having as principal activity the operation of a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary. Said depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.

Title VI.- Appraisal rights

Article 22. Appraisal rights.

(A) In case the general meeting approves (i) the de-listing of the Company’s shares from all regulated markets where the Company’s shares are listed at that time (ii) consummation of a merger in which the Company is not the surviving person (unless the shares or other equity securities of such person are listed in the New York or London stock exchanges);

(iii) consummation of a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company; (iv) amendment of the articles of association that has the effect of changing materially the Company’s corporate purpose; (v) relocation of the Company’s domicile outside of the Grand Duchy of Luxembourg; (vi) amendments to the Articles of Association that restrict the rights of the shareholders, dissenting or absent shareholders shall have the right to have their shares purchased by the Company at (a) the average market value of the ninety (90) calendar days preceding the general meeting or (b) in the event that the shares of the Company are not traded in any regulated market, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over of the Company’s net worth on the day of the general meeting. The Company must consummate the purchase in this clause (a) of this Article within six (6) months following the date of the general meeting. Dissenting or absent shareholders must present their claim within one (1) month following the date of the general meeting and supply the Company with evidence of their share holding at the date of the general meeting. Shareholders which voted in favor of the relevant resolution are not entitled to the right provided in this article.

(B) In case the general meeting approves the de-listing from one or more, but not all, of the regulated markets where the Company’s shares are listed, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market at the earlier of (i) the date of the public announcement by the Company of the intention to make the de-listing or (ii) the date of the publication of the call for the general meeting that approved such de-listing will be entitled to have their shares repurchased by the Company in accordance with clause (a) of this Article.

Dissenting or absent shareholders must present their claim within one (1) month following the date of the general meeting and supply the Company with evidence of their share holding at the earlier of (i) the date of the public announcement by the Company of the intention to make the de-listing or (ii) the date of the publication of the call to the general meeting.

Shareholders which voted in favor of the relevant resolution are not entitled to this appraisal right.

(C) Article 49-3(1)(d) of the Luxembourg law governing commercial companies shall apply in case the shareholders exercise their appraisal right.

Title VII.- Dissolution, Liquidation

Article 23. Dissolution. The board of directors may, at any time, propose to the extraordinary general meeting the dissolution of the Company.

Article 24. Liquidation. Upon the dissolution of the Company, the liquidation shall be effected by one or more liquidators, natural persons or legal entities, appointed by the general meeting, which shall determine their powers and their remuneration.

Title VIII.- General Previsions

Article 25. Applicable law. All points not covered by the present Articles of Association shall be governed by Luxembourg law.

TRADUCTION FRANCAISE DU TEXTE OUI PRECEDE

Titre 1. Dénomination et forme juridique, objet social, siège social, durée

Article 1er. Dénomination et forme juridique. TENARIS S.A. est une société anonyme régie par les présents Statuts et par les lois et règlementations en vigueur au Grand-Duché de Luxembourg.

Article 2. Objet social. L’objet de la Société est tout activité directement ou indirectement liée à la prise de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou étrangères ou dans d’autres entités commerciales, l’administration, la gestion, le contrôle et le développement de celles-ci.

La société peut utiliser ses ressources pour organiser, gérer, valoriser et liquider un portefeuille comprenant toutes sortes de titres, de brevets et de licences y relatives, pour participer à l’organisation, au développement et au contrôle de toutes entités commerciales, pour acquérir par voie de contribution de capital, de souscription, de participation, d’option, d’achat ou de toute autre manière, toutes sortes de titres, de brevets et de licences y relatives, ainsi que pour vendre, céder, échanger ou d’une autre manière, pour valoriser de tels titres, brevets et droits par l’intermédiaire de toute personne et sous quelque forme que ce soit, et d’offrir aux sociétés dans lesquelles elle détient un intérêt, toutes assistances, tous prêts, avances ou garanties.

La Société peut lever des fonds en vue de financer ses activités au travers de l’émission, privée ou publique, d’emprunts, d’obligations, de titres obligataires, d’instruments de dette ou de tous autres instruments similaires ou de certificats d’actions libellés en n’importe quelle devise (et elle peut mettre en gage tout ou partie de ses actifs pour garantir les fonds ainsi levés).

De manière générale, la Société peut exercer toutes activités autorisées qu’elle juge appropriées ou nécessaires à l’accomplissement de son objet social.

Article 3. Siège social. Le siège social est établi à Luxembourg-Ville.

Le siège social peut être transféré à l’intérieur de la même localité par décision du conseil d’administration.

Le conseil d’administration peut ouvrir des succursales ou des bureaux à l’étranger.

Lorsque apparaissent ou sont imminents des développements politiques, économiques ou sociaux extraordinaires de quelque sorte que se soit et qui sont de nature à mettre en péril le fonctionnement normal du siège social ou la communication aisée entre un tel siège et le monde extérieur, le siège social peut être déclarée temporairement transférée à l’étranger jusqu’à la disparition complète de ces conditions extraordinaires, sans que soit altérée la nationalité de la Société qui, nonobstant un tel transfert temporaire du siège social, restera luxembourgeoise. Une telle déclaration de transfert du siège social sera faite et portée à la connaissance des parties tierces par un des membres des organes exécutifs de la Société autorisés à l’engager par des actes de gestion courante et quotidienne.

Article 4. Durée. La Société est constituée pour une durée illimitée.

Titre II.- Capital social

Article 5. Capital social. Le capital social est fixé à un milliard cent quatre-vingt millions cinq cent trente-six mille huit cent trente dollars américains (1.180.536.830 USD), divisé en un milliard cent quatre-vingt millions cinq cent trente-six mille huit cent trente actions (1.180.536.830), d’une valeur nominale d’un dollar américain (1 USD) par action. Le capital autorisé de la Société est fixé à deux milliards cinq cent millions dollars américains (2.500.000.000 USD), comprenant le capital social émis, représenté par deux milliards cinq cent millions actions (2.500.000.000) d’une valeur nominale d’un dollar américain (1 USD) par action.

Le conseil d’administration, ou tout mandataire(s) dûment nommé(s) par le conseil d’administration, peut de temps en temps, pour un période commençant à la date de l’Assemblée Générale Extraordinaire des Actionnaires tenue le 2 mai 2012 et se terminant le jour du cinquième anniversaire de la date de publication dans le Mémorial de l’acte contenant le procès-verbal de cette Assemblée Générale Extraordinaire des Actionnaires émettre des actions dans les limites du capital autorisé, par apport en numéraire, en nature ou par voie d’incorporation de réserves disponibles à ce moment, et aux termes et conditions, notamment le montant de la prime d’émission, décidés par le conseil d’administration ou son/ses mandataire(s), à leur seul discrétion.

L’Assemblé Générale Extraordinaire des Actionnaires tenue le 2 mai 2012 a autorisé le Conseil d’Administration, pour un période commençant à la date de cette Assemblée Générale Extraordinaire des actionnaires et se terminant au jour du cinquième anniversaire de la date de publication dans le Mémorial de l’acte contenant le procès-verbal de cette Assemblée Générale Extraordinaire des Actionnaires du 2 mai 2012, à renoncer, supprimer ou limiter tout droits préférentiel de souscriptions des actionnaires prévus par la loi en ce qui concerne la renonciation, la suppression ou la limitation recommandée pour toute émission ou émissions d’actions dans la limite du capital autorisé et à renoncer à tout droit préférentiel de souscription prévu par la loi et les procédures liées.

Nonobstant la renonciation à tout droit de souscription préférentiel prévu par la loi et les procédures liées, par applications des dispositions des présents Statuts, toute émission d’actions, dans la limite du capital autorisé par apport en numéraire, dans la limite du capital autorisé, doit

être conforme aux droits de souscription préférentiels des actionnaires existants, à l’exception des cas suivants (dans ces cas, aucun droit préférentiel de souscription ne s’applique):

a. toute émission d’actions (notamment et sans limitation les émissions directes d’actions ou sur exercice d’options, de tout droit convertible en actions ou des instruments similaires convertibles ou échangeables en actions) par apport autre qu’en numéraire; et

b. toute émission d’actions (y compris gratuitement ou avec remise) jusqu’à 1,5% du capital social émis de la Société, aux administrateurs, fondés de pouvoir, agents, ou employés de la Société, à leurs filiales directes ou indirectes, ou à leurs affiliés (collectivement, les « Bénéficiaires »), y compris et sans limitation lémission directe d’actions par l’exercice d’options, de droit de conversion en actions, ou des instruments convertibles similaires ou échangeables en actions émises dans un but de compensation ou incitation des Bénéficiaires ou y afférent (le Conseil d’Administration doit être autorisé à émettre sous les termes et conditions décrites).

Toute émission d’action dans les limites du capital social autorisé doit être enregistrée par acte notarié et cet Article 5 doit être modifié en conséquence.

Chaque action autorise le détenteur de celle-ci à émettre un vote à chaque assemblée générale, conformément à la loi applicable.

Le conseil d’administration peut autoriser toute émission d’obligations qui peuvent être, mais qui ne doivent pas être obligatoirement, convertibles en actions nominatives sous une dénomination et payables dans une monnaie déterminée par lui et à sa seule discrétion. Le conseil d’administration doit déterminer le type, le prix, les taux d’intérêt, les conditions d’émission et de remboursement et toutes autres conditions de ces émissions. Un registre des obligations nominatives doit être tenu par la Société.

Article 6. Actions. Les actions seront nominatives. Le conseil d’administration peut émettre des certificats d’actions nominatives.

Les actions peuvent être inscrites sans matricules dans des comptes de titres fongibles ouverts auprès d’institutions financières ou d’autres dépositaires professionnels. Les actions détenues en dépôt ou sur un compte auprès d’une telle institution financière ou d’un tel dépositaire professionnel seront inscrites sur un compte ouvert au nom du déposant et peuvent être transférées d’un compte à un autre, que ce compte soit détenu par une la même ou une autre institution financière ou dépositaire professionnel. Le déposant dont les actions sont détenues sur de tels comptes de titres fongibles auront les mêmes droits et obligations que si ses actions étaient inscrites au registre d’actions nominatives de la Société.

Le transfert des actions nominatives, porté au registre d’actions nominatives et qui ne sont pas détenues sur des comptes de titres fongibles, sera réalisé par une déclaration écrite de transfert signée par le cédant et le cessionnaire ou par leurs mandants. Le conseil d’administration peut accepter et inscrire dans le registre un transfert sur base de tout document(s) approprié(s) constatant le transfert entre le cédant et le cessionnaire.

Pour l’exercice des droits à son encontre ainsi que pour l’exercice des droits de vote aux assemblées générales et de tous droits octroyés aux actionnaires, la Société ne reconnaîtra qu’un seul et unique propriétaire par action. S’il existe plusieurs propriétaires d’une action, la Société aura le droit de suspendre l’exercice de tous les droits y attachés jusqu’à ce qu’une personne ait été désignée comme étant propriétaire de cette action à l’égard de la Société ou jusqu’à ce qu’un seul représentant des propriétaires ait été nommé pour les représenter à l’égard de la Société.

Les droits et obligations attachés à toute action se transmettront à tout cessionnaire.

Toutes communications et notifications devant être faites aux actionnaires nominatifs seront considérées comme valablement faites à la dernière adresse communiquée par l’actionnaire à la Société.

Article 7. Modification du capital social. Le capital souscrit et autorisé de la Société peuvent être augmentés ou diminués par décision des actionnaires en assemblée générale dont les décisions seront prises de la façon requise pour modifier les Statuts.

Titre III.- Administration, Surveillance

Article 8. Conseil d’administration. La Société sera gérée par un conseil d’administration comprenant un minimum de trois (3) et un maximum de quinze (15) membres nommés par l’assemblée générale. En case de cotation des actions de la société sur un marché réglementé, le nombre minimum d’administrateurs sera de cinq (5). La durée de leur mandat ne pourra excéder un (1) an; ils peuvent être réélus ou révoqués à tout moment, avec ou sans motifs.

En cas de vacance d’un poste d’administrateur, les administrateurs restants auront le droit de pourvoir temporairement à une telle vacance par un vote pris à la majorité; dans ce cas, il sera demandé à la prochaine assemblée générale de ratifier une telle nomination.

Tout administrateur élu en remplacement d’un autre, dont la durée du mandat n’est pas expirée, terminera le terme du mandat de l’administrateur qu’il remplace.

Article 9. Procédure. Le conseil d’administration élira un président parmi ses membres et, si il est jugé opportun, un ou plusieurs vice-présidents et il déterminera le terme de leur mandat, ce dernier ne pouvant excéder leur nomination en tant qu’administrateur.

Le conseil d’administration se réunira aussi souvent que les intérêts de la Société l’exigent et au moins quatre (4) fois par an, sur convocation du président ou de deux (2) administrateurs, soit au siège social ou à tout autre endroit indiqué dans la convocation, sous la présidence du président ou, si ce dernier est empêché, sous la présidence du ou de tout vice-président ou d’un administrateur choisi parmi ses collègues.

Le conseil d’administration ne peut délibérer et agir valablement que si une majorité de ses membres en fonction est présente en personne ou est représentée.

Les réunions du conseil d’administration peuvent être valablement tenues au moyen de conférences téléphoniques, vidéoconférences, ou tous autres moyens permettant une véritable participation, interaction et intercommunication des administrateurs qui y assistent.

Tout administrateur qui est empêché ou absent peut donner mandat par écrit, télégramme ou télécopie à un de ses collègues du conseil afin de se faire représenter aux réunions du conseil et de voter à sa place.

Toutes décisions seront prises à la majorité des voix des administrateurs présents ou représentés; en cas d’égalité de vote, le président a une voix prépondérante.

Les décisions circulaires, signées par tous les administrateurs, ont la même valeur que si elles avaient été prises lors d’une réunion du conseil d’administration dûment convoquée et tenue. Une telle décision peut être documentée par plusieurs instruments séparés ayant la même teneur, chacun signé par un ou plusieurs administrateurs.

Le conseil d’administration peut nommer un secrétaire et un ou plusieurs secrétaires-assistants et décide sur leurs responsabilités, pouvoirs et autorités. Ces secrétaire et secrétaires assistants n’ont pas besoin d’être des administrateurs.

Article 10. Procès verbaux du conseil. Les décisions du conseil d’administration seront consignées dans les procès-verbaux signés (i) par le président du conseil d’administration ou par le président de l’assemblée et par le secrétaire du conseil d’administration, ou (ii) par la majorité des personnes présentes à cette assemblée.

Les copies de ces procès-verbaux, sauf dérogations, ainsi que tous autres documents de la Société, peuvent être certifiés par le président du conseil d’administration, le président de l’assemblée concernée, tout membre du conseil d’administration, le secrétaire du conseil d’administration ou tout secrétaire assistant du conseil d’administration.

Article 11. Pouvoirs. Le conseil d’administration est investi des pouvoirs les plus larges pour agir au nom de la Société et pour accomplir ou autoriser tous actes et toutes opérations d’administration et de disposition qui font partie de son objet social et qui ne sont pas spécifiquement réservés à l’assemblée générale.

La Société sera engagée par la signature collective de deux administrateurs ou la seule signature de toute(s) personne(s) à laquelle (auxquelles) pareils pouvoirs de signature auront été délégués par le conseil d’administration ou par un des deux administrateurs.

Le conseil d’administration est investi du pouvoir d’interpréter et de mettre en oeuvre les présents statuts et d’émettre des lignes directrices et des règles à cet effet.

Dans les limites de la loi applicable, le conseil d’administration peut: 1. déléguer à une ou plusieurs personnes, qu’elles soient membres ou non du conseil d’administration, les pouvoirs nécessaires pour mettre en oeuvre ses décisions et pour pourvoir à la gestion journalière; à condition que l’approbation de transactions matérielles avec des parties liées ne soit pas déléguée et que l’avis du Comité d’Audit sur ces transactions matérielles soit pris en compte préalablement à leur approbation par le conseil d’administration;

2. accorder à une ou plusieurs personnes, qu’elles soient membres ou non du conseil d’administration, les pouvoirs considérés comme appropriés pour la gestion technique, administrative et commerciale de la Société;

3. constituer un Comité d’Audit, composé d’administrateurs, déterminer sa fonction et son pouvoir;

4. constituer tout comité dont les membres peuvent être choisis parmi les administrateurs ou non, et déterminer leur fonctions et pouvoirs.

Le conseil peut autoriser toutes substitutions dans les pouvoirs qu’il peut accorder ou a accordé.

Dans le cas où les actions sont cotées sur un marché réglementé, la Société sera pourvue d’un Comité d’Audit composé de trois membres, dont deux, au moins, seront des Administrateurs Indépendants. Les membres du Comité d’Audit n’auront pas le droit de participer à un système quelconque de primes d’encouragement prévu pour les employés de la Société ou d’une de ses filiales. Le Comité d’Audit (I) assistera le conseil d’administration dans l’exécution de ses responsabilités de surveillance liées à l’intégrité des documents comptables de la Société, au système de contrôle interne de la Société et à l’indépendance et au travail des réviseurs d’entreprises et des comptables internes de la Société.

Il accomplira également les autres tâches que lui confiera le conseil d’administration, particulièrement celles concernant les relations avec le réviseur d’entreprises et (II) examinera les transactions matérielles entre la Société ou ses filiales et des parties liées afin d’évaluer si les conditions auxquelles elles sont conclues sont conformes au prix du marché ou sont équitables envers la Société et ses filiales. A ces fins, (A) l’expression «matérielle» désignera (a) toute transaction, ou série de transactions effectuées pendant une période de une année avant la détermination, en vertu de laquelle la Société ou toute filiale devrait opérer un paiement ou recevoir des montants s’élevant à plus de 1,5% des ventes nettes consolidées de l’années fiscale précédent celle durant laquelle la détermination sera prise ou (b) toute transaction de restructuration d’entreprise (y compris toute fusion, cession d’action ou apport d’une universalité) portant atteinte à la Société ou à ses filiales au profit ou en rapport également avec une partie liée; et (B) l’expression «partie liée» désignera toute personne visée ci-après en relation avec la Société ou les filiales de la Société: (i) tout membre du conseil d’administration de la Société ou de ceux de ses filiales; (ii) toute société ou personne contrôlant directement ou indirectement la Société ou étant membre du conseil d’administration d’une société contrôlant directement ou indirectement la Société; (iii) toute société ou personne détenant une participation importante dans la Société ou de toute filiale de la Société; (iv) conjoints, parents, fratries ou parents jusqu’au troisième degré de toute personne désignée au (i), (ii) ou (iii); et (v) toute société dont les personnes visées aux (i) et (iii) détiennent une participation importante.

Le conseil d’administration nommera un des membres du Comité d’Audit comme son Président. Le Comité d’Audit fera un rapport au conseil d’administration de son activité et du caractère adéquat du système de contrôle interne une fois par an au moment où les comptes annuels sont approuvés.

Pour les besoins des présents statuts, le terme «Administrateur Indépendant» signifie un administrateur qui: (i) n’est pas, et n’a pas été employé par la Société ou ses filiales en tant que membre exécutif, endéans les cinq ans précédant immédiatement l’assemblée annuelle à laquelle il sera voté sur les personnes candidates à l’élection du conseil d’administration;

(ii) n’est pas une personne qui contrôle directement ou indirectement la Société et n’est pas un membre du conseil d’administration d’une société contrôlant directement ou indirectement la Société;

(iii) n’a pas (et n’est pas lié à une société ou une entreprise qui a) une relation d’affaire significative avec la Société, ses filiales ou la personne qui contrôle directement ou indirectement la Société;

(iv) n’est pas, et n’a pas été liée à ou employée par un réviseur (actuel ou ancien) de la Société, de ses filiales ou de la personne qui contrôle directement ou indirectement la Société, endéans les cinq ans précédant immédiatement l’assemblée annuelle à laquelle il sera voté sur les personnes candidates à l’élection du conseil d’administration;

(v) n’est pas une épouse, un parent, un enfant des mêmes parents ou un membre de la famille jusqu’au troisième degré de toute personne décrite ci-avant aux points (i) à (v).

Article 12. Rémunération des administrateurs. La rémunération du conseil d’administration sera décidée par l’assemblée générale.

La Société, dans les limites admises par la loi luxembourgeoise, devra rembourser tout administrateur ou dirigeant, ainsi que tout ancien administrateur ou dirigeant, de tous coûts, charges et dépenses raisonnablement supportés par lui et liés à la défense ou à une transaction relative à toute action, poursuite ou procédure de nature civile, pénale ou administrative à laquelle il peut être partie en raison du fait d’être ou d’avoir été un administrateur ou un dirigeant de la Société, si (i) il a agit de manière honnête et de bonne foi, et (ii) en cas de procédure pénale ou administrative, il a eu de bonnes raisons de croire que sa conduite était légale. Sans préjudice de ce qui précède, l’actuel ou l’ancien administrateur ou dirigeant ne sera pas remboursé en cas d’action, poursuite ou procédure portée à son encontre par la Société ou au cas où il serait finalement jugé à l’occasion d’une action, poursuite ou procédure, comme étant responsable de négligence grave, de mauvaise gestion intentionnelle, fraude, malhonnêteté ou autre faute pénale. En outre, en cas de transaction, l’actuel ou l’ancien administrateur ou dirigeant ne pourra être en droit d’être remboursé en vertu du présent paragraphe que s’il transige ladite action, poursuite ou procédure de bonne foi et d’une manière qu’il estime raisonnablement être la plus conforme ou non contraire aux intérêts de la Société et si une notification de l’intention de transiger ladite action, poursuite ou procédure est faite à la Société au moins dix jours ouvrables avant une telle transaction.

Article 13. Commissaires. Les comptes annuels de la Société doivent être audités par des réviseurs d’entreprises ou des sociétés de réviseurs d’entreprise conformément à la loi applicable, nommés par l’assemblée générale des actionnaires. L’assemblée générale doit déterminer leur nombre et le terme de leur mandat qui ne doit pas excéder un (1) an. Ils peuvent être réélus ou révoqués à tout moment.

Titre IV.- Assemblées générales

Article 14. Pouvoirs. L’assemblée générale, régulièrement constituée, représente tous les actionnaires. Elle a les pouvoirs les plus larges pour faire ou ratifier tous les actes concernant la Société.

Article 15. Date et lieu. L’assemblée générale annuelle se réunit chaque année dans Luxembourg le premier mercredi du mois de mai à 9.30 heures. Si ce jour est un jour férié légal ou un jour de congé bancaire, l’assemblée générale des actionnaires se tiendra le premier jour ouvrable qui suit.

Les Assemblées Générale des Actionnaires, y inclus l’Assemblée Générale annuelle des Actionnaires, peuvent être tenues dans un pays étranger lorsque surviennent des événements de force majeur tel que déterminés par le Conseil d’Administration de façon discrétionnaire. Dans un tel cas, les délais et les conditions nécessaires afin d’assurer la validité des délibérations et des publications continueront à être ceux prévus par les lois du Luxembourg.

Article 16. Convocation à l’assemblée. Le conseil d’administration doit convoquer toutes les assemblées générales. Les convocations de toutes les assemblées générales ordinaires ou extraordinaires doivent être conformes à la loi (quant au contenu et à la publicité). Tant que les actions et autres titres de la Société sont cotés sur un marché réglementé, les convocations de l’assemblée générale des actionnaires doivent être conformes aux exigences (quant au contenu et à la publicité) et aux coutumes de ce marché.

Article 17. Admission. L’admission à une assemblée générale des actionnaires doit être soumise au droit luxembourgeois et aux présents statuts. Tant que les actions et autres titres de la Société sont cotés sur un marché réglementé de l’Union Européenne, la participation à l’assemblée générale doit être liée inter alia à la détention d’actions de la Société par l’actionnaire concerné au quatorzième (14ème) jour à minuit du fuseau horaire d’Europe centrale précédant l’assemblée (à moins que la loi ne décide autrement).

Le conseil d’administration peut ajouter d’autres conditions qui doivent être remplies par les actionnaires en personne ou par leurs mandataires, pour participer à l’assemblée générale y compris le respect des délais pour présenter les documents justificatifs à ou pour la Société.

Article 18. Procédure. Chaque assemblée générale sera présidée par un président pro tempore nommé par l’assemblée générale. L’assemblée générale nommera un scrutateur qui tiendra la liste de présence.

Le bureau de l’assemblée générale ainsi constitué désignera le secrétaire.

Sans égard à l’ordre du jour, le conseil d’administration peut ajourner toute assemblée générale ordinaire ou extraordinaire conformément aux formalités et aux délais disposés par la loi.

Article 19. Votes et procès verbaux. Conformément à la loi en vigueur, les résolutions des assemblées générales ordinaires doivent être prises par un vote à la majorité simple des votes valablement émis, sans égard au nombre d’actions présentes ou représentées.

Les assemblées générales extraordinaires ne peuvent valablement délibérer sur les modifications de Statuts proposées que si la moitié du capital social est présente ou représentée, à moins que la loi ne décide autrement. Si le quorum requis n’est pas atteint à la première assemblée, une deuxième assemblée peut être convoquée conformément aux présents Statuts et à la loi applicable et cette deuxième assemblée doit délibérer valablement sans égard au nombre d’actions représentées.

Les résolutions qui modifient les Statuts doivent être adoptées à une majorité de deux tiers des votes émis, à moins que la loi ne décide autrement.

La nationalité de la Société ne peut être modifiée et les engagements de ces actionnaires ne peuvent être augmentés qu’avec l’accord unanime de tous les actionnaires et le cas échéant, des obligataires.

Dans la mesure où aucun actionnaire n’exige un compte total de votes à l’assemblée générale, la Société peut établir les résultats des votes seulement pour vérifier que la majorité requise est atteinte sur chaque point soumis à l’assemblée générale.

Les procès-verbaux des assemblées générales doivent être signés par les membres du bureau de l’assemblée. Les copies ou extraits des procès-verbaux peuvent être certifiés par le président du conseil d’administration, le président de l’assemblée concernée, tout membre du conseil d’administration, le secrétaire du conseil d’administration ou tout secrétaire assistant du conseil d’administration.

Titre V.- Année sociale, Distributions

Article 20. Année sociale. L’année sociale commencera le premier (1er) janvier de chaque année et se terminera le trente et un (31) décembre de la même année.

Chaque année, la gérance fera dresser un inventaire contenant les actifs actuels et immobilisés ainsi que toutes les dettes et le passif de la Société, accompagné d’une annexe contenant un résumé de tous les engagements sociaux et de toutes les dettes des administrateurs envers la Société.

La gérance préparera le bilan, le compte de profits et pertes et l’annexe et remettront ces documents aux commissaires endéans le délai légal.

Une copie des comptes annuels, du rapport du commissaire sur ces comptes annuels et tous autres documents requis par la loi doivent être à la disposition des actionnaires conformément à la loi applicable.

Article 21. Distributions Le reliquat après déduction des charges et des amortissements représente le profit net mis à la disposition de l’assemblée générale pour une distribution libre.

Le conseil d’administration peut décider du versement de dividendes à partir des bénéfices, de la prime d’émission ou toute autre réserve, conformément à la loi applicable.

Les dividendes ou autres distributions décidées par l’assemblée générale, ainsi que le versement de dividendes intérimaires ou autres distributions pour l’année sociale en cours, décidées par le conseil d’administration en conformité avec la loi, sont payées aux moments et aux lieux déterminés par le conseil d’administration.

La Société peut être libérée de ses obligations relatives aux distributions en transférant des fonds à un dépositaire ayant pour activité principale un système de compensation relatif aux transactions sur titres, dividendes, intérêts, capitaux échus ou autres titres échus sur des monnaies ou d’autres instruments financiers détenus au travers du système de ce dépositaire. Ce dépositaire doit distribuer ces fonds à ses déposants en fonction du montant des titres ou des autres instruments financiers inscris en leur nom.

Titre VI.- Droits de sortie

Article 22. Droits de sortie.

(A) Dans le cas où l’assemblée générale approuve (i) la radiation de la cotation des actions de la Société de tous les marchés réglementés où les actions de la Société sont alors cotées, (ii) l’accomplissement d’une fusion dans laquelle la Société n’est pas l’entité qui survit (sauf à ce que les actions ou tout autre titre de participation coté de ladite entité soient cotées sur le marché boursier de New York ou de Londres); (iii) la réalisation de la vente, location, échange ou tout autre acte de disposition de tous ou presque tous les actifs de la Société; (iv) la modification des statuts ayant pour effet de un changement matériel de l’objet social de la Société; (v) la relocalisation de la domiciliation de la Société hors du Grand Duché du Luxembourg; (vi) la modification des statuts restreignant les droits des actionnaires, les actionnaires qui s’y sont opposés ou qui étaient absents auront le droit de faire acheter leurs actions par la Société (a) au prix moyen du marché des quatre-vingt-dix (90) jours calendriers précédant l’assemblée générale ou (b) dans l’hypothèse ou les actions de la Société ne seraient pas cotées sur un marché réglementé, au prix résultant du rapport entre la part dans le capital social représentée par les actions vendues et la valeur nette de la Société au jour de l’assemblée générale. La Société doit effectuer l’achat énoncé au (a) du présent article endéans les six (6) mois qui suivent la date de l’assemblée générale. Les actionnaires qui s’y sont opposés ou qui étaient absents doivent présenter leur requête dans le mois (1 mois) qui suit la date de l’assemblée générale et fournir à la Société la preuve de leur détention des actions à la date de l’assemblée générale. Les actionnaires qui ont voté en faveur de la résolution en question ne se verront pas attribués le droit énoncé au présent article.

(B) Dans le cas où l’assemblée générale approuve la radiation de la cotation d’un ou de plusieurs, mais pas de tous, marchés réglementés où les actions de la Société sont cotées, seuls les actionnaires qui s’y sont opposés ou qui étaient absents et détenant des actions par l’intermédiaire de participants au système de compensation local de ce marché au plus tôt de (i) la date de l’annonce publique par la Société de l’intention d’effectuer la radiation ou de (ii) la date de la publication de la convocation à l’assemblée générale qui a approuvée un telle radiation, auront le droit de faire racheter leurs actions par la Société conformément aux dispositions de la clause (a) du présent Article. Les actionnaires qui s’y sont opposés ou qui étaient absents doivent présenter leur requête dans le mois (1 mois) qui suit la date de l’assemblée générale et fournir à la Société la preuve de leur détention d’actions au plus tôt de (i) la date de l’annonce publique par la Société de l’intention d’effectuer la radiation ou de (ii) la date de la publication de la convocation à l’assemblée générale.

Les actionnaires qui ont voté en faveur de la résolution en question ne se verront pas attribués ce droit de sortie.

(C) L’article 49-3(1)(d) de la loi luxembourgeoise concernant les sociétés commerciales s’appliquera au cas où les actionnaires exercent leur droit de sortie.

Titre VII.- Dissolution, Liquidation

Article 23. Dissolution. Le conseil d’administration peut à tout moment proposer à l’assemblée générale extraordinaire la dissolution de la Société.

Article 24. Liquidation. Suite à la dissolution de la Société, il sera procédé à la liquidation par les soins d’un ou de plusieurs liquidateurs qui pourront être des personnes physiques ou morales, nommés par l’assemblée générale qui déterminera leurs pouvoirs et leurs rémunérations.

Titre VIII.- Dispositions générales

Article 25. Loi applicable. Tous les points non prévus par les présents Statuts seront régis par la loi luxembourgeoise.

POUR COPIE CONFORME DES STATUTS COORDONNES,

Belvaux, le 7 mai 2012.